Effective January 20, 2011, we entered into a Shared Exchange Agreement with Joaquin Basin Resources Inc.(the “Joaquin Inc.”), a Nevada corporation incorporated on September 9, 2010, and designated therein as the “Seller”, and its stockholders designated therein as the “Selling Shareholders” (the “Agreement”).  Pursuant to the provisions of the Agreement, we agreed to issue to the Selling Shareholders (i) 62,000,000 shares of our common stock and (ii) 2,076,324 shares of our convertible preferred stock, in exchange for the transfer and delivery to us by the Selling Shareholders of the 62,000,000 shares of common issued by the Seller, which are all of the issued and outstanding securities of the Seller.  As result of the transaction contemplated by the Agreement, the Seller will become our wholly owned subsidiary.

The following unaudited pro forma financial statements are presented to illustrate the estimated effects of the Shares Exchange Agreement between the Company and Joaquin Inc. We have derived the Company historical financial data from its unaudited financial statements as of and for the nine months period ended December 31, 2010. We have derived Joaquin Inc. financial data from its unaudited financial statements as of and for the five months period ended January 31, 2011.

The unaudited pro forma combined balance sheet as of December 31, 2010 assumes the Exchange Transaction was consummated on December 31, 2010. The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations would have been had the Exchange Transaction occurred as of January 20, 2011, nor is it indicative of future financial position or results of operations. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Exchange Transaction is consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of Grid Petroleum Corp. and Joaquin Basin Resources Inc..

F-1

Grid Petroleum Corp.

PROFORMA CONSOLIDATED BALANCE SHEET

December 31, 2010

(UNAUDITED)

(Stated in US Dollars)

	Grid Petroleum December 31, 2010	Joaquin Inc. January 31, 2011	adjustment		Pro Forma Combined
Current
Cash	$18,605	$100			$18,705
Prepaid expenses	26,602				26,602
Mineral lease		7,700,000			7,700,000
Total current assets	45,207	7,700,100	—	—	7,745,307

Fixed assets	527				527
Oil and gas properties	85,334	—			85,334
Total assets	$131,068	$7,700,100	—	—	$7,831,168

Liabilities
Current
Demand loan	$64,135	$—			64,135
Officer loan		25,775			25,775
Accounts payable	140	269,000			269,140
Accrued liabilities	7,958				7,958
Total current liabilities:	72,233	294,775	—	—	367,008

Stockholders’ Equity (Deficit)
Preferred stock - $0.001 par value, 10,000,000 preferred shares authorized
No preferred shares issued and outstanding at December 31, 2010				2,076	2,076
Capital stock – $0.0001 par value, 1,500,000,000 common shares authorized					—
65,741,078 common shares issued and outstanding at December 31, 2010	65,782	62,000	(62,000)	6,200	71,982
Additional Paid-in Capital	805,475	7,369,000	(7,369,000)	7,691,724	8,497,199
Common stock to be issued					—
Accumulated deficit	(297,123)	—			(297,123)
Accumulated deficit during exploration stage	(518,779)	(25,675)	25,675	(294,675)	(813,454)
Accumulated comprehensive	3,480				3,480
Total stockholders’ equity (deficit)	58,835	7,405,325	(7,405,325)	7,405,325	7,464,160
Total liabilities and stockholders’ equity (deficit)	$131,068	$7,700,100.00	$(7,405,325)	$7,405,325	$7,831,168
F-2

Grid Petroleum Corp.

PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

FOR THE NINE MONTHS PERIOD ENDED DECEMBER 31, 2010

(Stated in US Dollars)

	Grid Petroleum	Joaquin Inc.	Pro forma Adjustments	Pro forma Consolidated
Operating expenses
Interest	$3,120	—	—	$3,120
Promotion and entertainment	87,299	—	—	87,299
Depreciation	190	—	—	190
Professional fees	223,788	1,425	—	225,213
Salaries and benefits	145,311	—	—	145,311
Rent	—	11,250	—	11,250
Impairment of goodwill	—	—	269,000	269,000
Office and administration	59,071	13,000	—	72,071
Total operating loss	(518,779)	(25,675)	(269,000)	(813,454)

Net loss for the period before income tax	(518,779)	(25,675)	(269,000)	(813,454)

Tax benefits	—	—	—	—
Net income (loss)	$(518,779)	$(25,675)	$(269,000)	$(813,454)

Comprehensive gain (loss):
Net loss	$(518,779)	$(25,675)	$(269,000)	$(813,454)
Foreign currency translation gain (loss)	(662)	—	—	(662)
Comprehensive loss	$(519,441)	$(25,675)	$(269,000)	$(814,116)

F-3

Grid Petroleum Corp.

Notes to Pro Forma Consolidated Financial Statements

(1)     To reflect the issuance of 62,000,000 shares of common stock and 2,076,324 shares of preferred stock for all the issued and outstanding equity and voting interests of Grid .

(2)     To reflect the elimination of Joaquin Inc. deficit accumulated during the development stage.

F-4